Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-204811
Dated November 10, 2015
(To Preliminary Prospectus dated November 9, 2015)

Free Writing Prospectus

Boxlight Corporation Company Presentation

This free writing prospectus relates to the proposed initial public offering of shares of Class A common stock of Boxlight Corporation (the “Company”), which are being registered on a Registration Statement on Form S-1 (No. 333-204811) (the “Registration Statement”). This free writing prospectus also relates to the sales of a warrant to the representative of the underwriters to purchase Class A common stock and Class A common stock underlying such warrant, both of which are being registered on the Registration Statement. This free writing prospectus should be read together with the preliminary prospectus dated November 9, 2015 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1624512/000149315215005240/forms-1a.htm#a_017

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC, Prospectus Department, at +1 (212) 440-9600.

BOXLIGHT

BOXLIGHT


BOXLIGHT

BOXLIGHT CORPORATION

Interactive Learning Technologies

Forward Looking & Free Writing Prospectus Statements

This presentation contains "forward-looking statements." Forward-looking statements reflect our current view about future events. When used in this presentation the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this presentation relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.

The presentation highlights basic information about us and the offering. It does not contain all of the information that you should consider before investing.
We have filed a registration statement including a prospectus with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated November 9, 2015, is available on the SEC website. Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Joseph Gunnar & Co, LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone: 212-440-9600, email prospectus@jgunnar.com.

BOXLIGHT

IPO Overview

Issuer	BOXLIGHT Corporation
Exchange/Ticker	NasdaqCM: BOXL
Offering Size	1,111,111 Shares of Class A Common Stock (100% Primary)
Price Range	$8.00 - $10.00
Over-Allotment Option	15% (100% Primary)
Use of Proceeds	Current acquisitions, capital expenditures, working capital and other general corporate purposes, including potential acquisitions
Sole Book-Runner	Joseph Gunnar & Co.
Co-Lead Manager	Axiom Capital Management, Inc.
Co-Managers	Merriman Capital, Inc., Newbridge Securities Corp. and View Trade Securities, Inc.

BOXLIGHT Corporation

GENESIS Collaboration

Sales, Services, Support and Systems Integration solutions

BOXLIGHT

Interactive Display Solutions

Globisens

STEM Solutions

BOXLIGHT Corporation

- Delivers interactive educational products and solutions for the Global Learning Market
- Is a vertically integrated total solution provider for:
  - Sales
  - Support – Installation, Training, Consulting, Maintenance
  - Engineering and Manufacturing
  - Software and Content Development

Classrooms Then and Now

1900



2000


Reading

Today...Tomorrow


Wireless & Internet
Interactive Displays
Networking
Computers
Digital Content
Tablets
Electronic Books
Interactive Devices

Interactive Displays

Interactive Pen-Based Projectors

- $1,000 - $1,500/device
- Two points of Touch
- Interactive on any surface





Interactive Touch-Based Projectors

- $1,600 - $2,000/device
- Ten Points of Touch



Interactive Flat Panels

- 55" – 95"
- 4K, 3D, Built-In Processors
- $2,000 - $15,000/device

Classroom Ready Solutions

Mounting Devices

- Mobile
- Electronic or Manual
- Adjustable Height
- $1,000 - $2,200/device





Software and Support

- Tablets/Laptops/Devices
- Networking Software, Content
- Consulting Services and Training


WINNER

ProPanels

- 47 “Giant Tablet”
- Adjustable Height
- Built-In Windows Processor
- $7,000 - $9,000/device

Award-Winning Software



Learning Community

- Lesson plans
- Resources
- Support



Classroom Management Software

- Lesson plan development
- Classroom presentations
- Device connectivity
- Security



Software

- Laptops & Tablets
- Windows, Mac and Android
- Engaging STEM software
- Annotation, curriculum and network tools
- Network hardware control and monitoring

STEM Lab

(Science, Technology, Engineering, Math)




With an
all-in-one
science lab



Global Push For STEM Solutions

- New Paradigm (mobility, ease-of- use, tablet-justified)
- 1/3 to 1/2 cost conventional solutions
- High growth segments – developing economies, elementary, home schools
- $500/Device – Cart + 16 Devices = $10k

BOXLIGHT Innovation

- Pioneered the interactive projector
  - Interactive projector patent- 8 countries
- Holds over 30 patents across largest worldwide markets
- Established new paradigm for science labs
  - Tablet-based, mobile, cost effective, new markets (elementary schools)
- Includes depth and breadth of products
  - Entry-level to high-end solutions
- Recognized as an industry leader
  - Innovative, nimble, proactive, visionary
  - Best cost-to-feature value

BOXLIGHT

Best-In-Class Technology Awards

Best Of Show
Award honors new technologies with the most classroom impact.

Awards Of Excellence
Honors new and upgraded products that demonstrate excellence in ed-technology

Awards Of Excellence
Salutes already-released products that have made significant enhancements since first versions.

ISTE TOP FIVE
Scholastic Administrator Editorial Top Picks From ISTE Conference

WORLDDIDAC 2012 EDUCATION Foundation Award

American Business Awards "FASTEST GROWING TECH COMPANY"

American Business Awards "BEST NEW HARDWARE PRODUCT"

American Business Awards "BEST NEW EDUCATION PRODUCT"

European Learning Awards "MOST INNOVATIVE NEW PRODUCT"

BOXLIGHT

Global Education Technology Spending

Worldwide Spend On Education Hardware



25
20
15
10
5
0
Complementary Devices
Classroom Displays
Mobile PCs
$8.0
$12.9
$20.6
2010
2011
2012
2013
2014
2015
2016
2017

(in billions)

Source: FuturesourceConsulting

2015 Worldwide Spending By Device Type



35%
63%
2%

- Mobile PCs/tablets - $9.4b
- Classroom displays - $5.2b
- Complementary devices - $369m

Education Investment is Trending Upward

- "Global Ed Tech Financing Hits Record in Q1 2014" *CB Insights, April 2014*
- "It's not only that there's this huge behemoth sector of the economy that spends $1.2 trillion on educating kids, but that it's old, it's long in the tooth and it's bound to get disrupted". *Don Burton, Managing Director Techstars Kaplan Edtech Accelerator Program, March 2014*
- "The Next Gold Rush" Start-ups Move into Education". *Dan Jeffers, EdTech consultant, April '14*
- "Ed Tech investments hit $1.25B in 2013, the second straight year of over $1B invested". *CB Insights, April 2014*

Boxlight is well positioned to succeed in the modern education environment

BOXLIGHT

Interactive Replacement Opportunity

Replacement Technologies: 2012 – 2018e


Displays - Millions
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
1.3
1.3
1.4
1.3
1.1
1.1
1.2
Global Units
Replacement Units
0.03
0.04
0.07
0.10
0.17
0.26
0.34
2012
2013
2014E
2015E
2016E
2017E
2018E

Source: Futuresource Consulting Ltd 2015

- Of the seven million interactive displays in schools, one million are over eight years old
- Interactive whiteboards, standard projectors and TV monitors are being replaced with interactive projectors and interactive flat panels
- By 2018, 25% of all sales will replace existing displays
- Replacement sales are projected to grow to 340K in 2018
- Boxlight has identified and is targeting this growing replacement market

School Districts

- Risk-averse market due to large scale of transactions
- Face increasingly more complex products
- Have a shortage of technical resources
- Work within budget constraints
- Need a trusted, experienced advisor – built on longstanding relationships

Atlanta Public Schools – Making A Difference
The Baltimore County Public Schools
Fort Worth Independent School District
Henry County Public Schools – People. Purpose. Passion... Possibilities
Douglas County School District

Sales & Distribution Worldwide


Edu Field Sales
Trusted Advisors
Partnered Resellers
Acquired Resellers
Biz & Gov Sales
Edu Global Sales
Regional Field Sales
Partners
Complete Coverage of US Market
Current Reach: All Major Markets

Growth Opportunities

- Strategic mergers post-IPO
  - Technology solutions with focus on recurring revenues – hardware, software, content
  - Education focused value added partners – increases US & International footprint
  - Deep history of partnering with companies we know and trust
  - Realize consolidation economics
  - History of selling in the education world

Boxlight is positioned to be a disruptive thought leader in the market

BOXLIGHT

Leadership Team



Mark Elliott
CEO



Michael Pope
President



Hank Nance
COO



Sheri Lofgren
CFO



Pat Henry
CSO



Dov Bruker
President: Globisens



John Campbell
President: Genesis

Promethean
President
Apple
Senior Director
E3 Corporation
President

Vert Capital
Managing Director
Fringe Media
CFO, COO
Omniture
Sr. SEC Reporting

Boxlight
President

Logical Choice
CFO
Tarica & Whittemore
Audit Manager
KPMG
Senior Accountant

Promethean
VP of Marketing
Apple
Senior Manager

Globisens
Founder, CEO
Fourier
Co-Founder, CEO
Israeli Air Industry
R&D Engineer

Promethean
VP
Teleperformance
VP
E3 Corporation
VP

BOXLIGHT

Board of Directors







Robin Richards	Rudy Crew	Tiffany Kuo	Mark Elliott	Michael Pope
Blackboard Connect	**NYC Department of Education**	**Everest**	**Promethean**	**Vert Capital**
Career Arc	**Harvard University**	**ExxonMobil**	**Apple**	**Omniture**
Mp3.com	**Miami-Dade County Public Schools**	**Deloitte**	**E3 Corporation**	**Grant Thornton**

Pipeline

	TOTAL PIPELINE[1]
BOXLIGHT	$ 67,575,320
Globisens	$ 11,545,655
Genesis	$ 11,256,554
Pipeline at 10/31/15	$ 90,377,529
Pipeline at 10/31/14	$ 50,000,000

- High profile projects include $17M Baltimore County Schools, $10M Atlanta Public Schools and $5.1M China Department of Education
- Includes $3.6M in Globisens POs and $1.2M in Boxlight POs

[1] Pipeline represents total revenue opportunities currently under discussion. Not all potential sales will close

Unaudited Pro Forma Combined Statements of Operations

(in thousands)	Year Ended December 31, 2014	YTD Through Sept 30, 2015
Revenue	$ 29,285	$ 21,199
Cost of Goods Sold	21,738	16,708
Gross Profit	7,547	4,491
Operating Expenses	10,427	7,531
Other Expense	(126)	(171)
Net Loss[1]	$ (2,618)	$ (2,871)
EBITDA	$ (1,767)	$ (2,173)
Adjusted EBITDA	$ (1,051)	$ (1,240)

(1) *Attributable to company after the effect of non-controlling interest*

The table gives effect to the planned acquisitions of:

- Boxlight
- Globisens
- Genesis Collaboration

Revenue Growth & Profitability

BOXLIGHT

Revenue Growth

- Integrate sales, marketing and brand messaging strategies across companies with integrated product offering and combined global sales force
- Strategic acquisitions of companies to provide products, services, training or distribution that extend or complement our existing business

+

Cost Reduction

- Consolidate G&A functions including accounting, human resources, etc.
- Centralize sales & marketing management and tools (i.e. CRM, web portals, PR, collateral, etc.)
- Consolidate enterprise systems including accounting, human resources and CRM for real time operational and financial reporting
- Centralize product development and pricing
- Increase in-house manufacturing to increase GP margin
- Streamline manufacturing and logistics through facility consolidation

Nov 2015 → **2016** → **2017**

Pre IPO Unaudited Pro Forma Combined Balance Sheet

(in thousands)	As of Sept 30, 2015
Cash & Cash Equivalents[1]	$ 3,723
Working Capital	$ 1,774
Goodwill	$ 2,737
Intangibles	$ 9,479
Long-Term Debt	$ 1,141
Equity	$ 14,329

Note: Pro Forma numbers are pre-raise and post acquisition

(1) Includes restricted cash of $1,310

Use of Proceeds

(in thousands)



Capital expenditures, $1,000
Working capital, general corporate purpose, including potential acquisitions, $3,000
Current acquisitions, $4,500

BOXLIGHT

Capitalization Table

Including acquisitions effective upon the IPO and excluding IPO shares

Security	Pre-IPO
Common Shares Outstanding[1]	3,765,237
Warrants Outstanding[2]	410,686
Options Outstanding[3]	679,537
Fully Diluted Shares Outstanding	4,855,460

(1) *Includes acquisitions effective upon IPO and a public offering price of $9.00 per share (the midpoint of the range)*

(2) *Average exercise price: $9.90*

(3) *Average exercise price: $3.33*

BOXLIGHT

Investment Highlights

Growing Market

Large, growing market in a performing educational technology sector

Proven Leadership Team

Winning leadership team and BOD with track record of success & relationships

Strong Brand Recognition

Industry awards and accolades

Optimized Global Distribution

Effective sales model with customized segmentation – direct and channel

Organic Sales Growth

History of growth with recurring revenue streams & upsell opportunities

Comprehensive Solution Suite

Full solution suite of award-winning products, services and support

Need For Disruptive Thought-Leader

Weakened competitors in an open market

Fragmented Market

Industry is primed for consolidation

BOXLIGHT



Thank You

www.boxlightcorp.com